                                                                       EXHIBIT 3

                              Tracinda Corporation
                                4835 Koval Lane
                            Las Vegas, Nevada  89109

                                 Kirk Kerkorian
                            c/o Tracinda Corporation
                                4835 Koval Lane
                            Las Vegas, Nevada  89109


                                                                February 8, 1996


  Chrysler Corporation
  1000 Chrysler Drive
  Auburn Hills, Michigan  48326-2766

                              Standstill Agreement
                              --------------------

  Dear Sirs:

          Tracinda Corporation, a Nevada corporation wholly owned by Kirk Kerkorian ("Kerkorian"; Kerkorian and Tracinda Corporation, together with all of their current and future affiliates and associates, are hereinafter referred to as "Tracinda"), has filed with the Securities and Exchange Commission a statement of beneficial ownership on Schedule 13D reporting that Tracinda is the Beneficial Owner (such term as used in this Agreement being as defined in the Company's Rights Agreement, as amended as of the date of this Agreement) of 51,900,000 shares of Common Stock, par value $1.00 per share ("Common Stock"), of Chrysler Corporation (the "Company"), constituting 13.75% of the outstanding Voting Securities (as defined in Section 3) of the Company (such shares, together with all Voting Securities subsequently acquired by Tracinda, the "Tracinda Shares").

          Tracinda and the Company are entering into this Agreement to define the future relationship between Tracinda and the Company in consideration of the mutual covenants contained herein.

          1.   Tracinda's Representations and Warranties. Tracinda represents
               -----------------------------------------
  and warrants to the Company that: (a) Tracinda is duly authorized to execute,
                                     -
  deliver and perform this Agreement; (b) this Agreement has been duly executed
                                       -
  by Tracinda, is a valid and binding agreement of Tracinda, and is enforceable against Tracinda in accordance with its terms; (c) the execution, delivery and
                                                  -
  performance by Tracinda of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default under Tracinda's Certificate of Incorporation, By-laws, or any agreement to which Tracinda is a party; (d) the Tracinda Shares
                                                  -
  beneficially owned by Tracinda have been acquired for Tracinda's own account; and (e) Tracinda is the beneficial owner of 51,900,000 shares of Common Stock,
       -
  which represent all of the Voting Securities beneficially owned by Tracinda on the date hereof.

          2.   Company's Representations and Warranties. The Company represents
               ----------------------------------------
  and warrants to Tracinda that: (a) the Company had outstanding as of January 31, 1996 377,955,453 shares of Common Stock, and since such date has repurchased fewer than 508,000 shares of Common Stock and has issued 37,255 shares of Common Stock upon exercise of options; (b) the Common Stock is the Company's only outstanding class of Voting Securities; (c) the Company is duly authorized to execute, deliver and perform this Agreement; (d) this Agreement has been duly executed by the Company, is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; and (e) the execution, delivery and performance by the Company of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice of or lapse of time or both constitute) a default under the Company's Certificate of Incorporation or By-Laws or under any agreement to which the Company is a party.

          3.   Restrictions on Transfers; Registration Rights.
               ----------------------------------------------

          (a)  Restrictions on Transfers.  Tracinda agrees that, prior to
               --------------------------
  December 31, 1997, it will not, directly or indirectly, sell, transfer or otherwise dispose of any interest in the Tracinda Shares without the prior written consent of the Company, provided, that Tracinda may transfer Tracinda
                                  --------
  Shares (i) to any corporation, partnership or other entity wholly-owned by
          -
  Tracinda,

  (ii) to any trust the sole beneficiaries of which are Kerkorian and/or
   --
  Kerkorian's family members or any charitable trust or charitable foundation established by Tracinda, Kerkorian and/or Kerkorian's family members, provided
                                                                        --------
  that such trust, charitable trust or charitable foundation either (y) enters
                                                                     -
  into a standstill agreement with the Company containing terms and conditions substantially equivalent to those in this Agreement or (z) is and remains
                                                          -
  during the term of this Agreement an affiliate of Kerkorian; (iii) to any
                                                                ---
  person who Tracinda believes, after due inquiry, would Beneficially Own immediately after any such sale or transfer less than 5% of the outstanding Voting Securities, (iv) to any person who Tracinda believes, after due
                      --
  inquiry, would be entitled to report Beneficial Ownership of Voting Securities on Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (v) in a registered broad-distribution underwritten public
                    -
  offering, (vi)  to the Company, (vii) pursuant to any tender offer or exchange
             --                    ---
  offer which is recommended by the Board of Directors of the Company, or (viii)
                                                                           ----
  to any other person who enters into a standstill agreement with the Company on terms and conditions substantially equivalent to those in this Agreement. For purposes of this Agreement, the term "Voting Securities" shall mean securities of the Company with the power to vote with respect to the election of directors generally.

          (b)  Registration rights. (i) Required Registration.  At any time
               --------------------     ---------------------
  after the date hereof, when Tracinda Beneficially Owns more than 5% of the outstanding shares of Voting Securities, Tracinda shall have the right, by written notice (the "Registration Notice") to the Company, to require the Company to use reasonable efforts to register (the "Required Registration") under the Securities Act of 1933 as amended (the "Securities Act") all or any portion (representing at least 3% of the Voting Securities then outstanding) of the Tracinda Shares then owned by Tracinda (the "Registrable Securities"), for sale in an underwritten public offering; provided that the Company shall
                                               --------
  be obligated to register such Registrable Securities pursuant to this Section 3(b) on only two occasions. The Company shall be entitled to sell shares of Voting Securities (to be newly issued or from shares held in treasury) pursuant to such Required Registration unless the managing underwriters of such Required Registration believe that such inclusion would adversely affect the success of the proposed offering by Tracinda.

  The investment banker or investment bankers and manager or managers that will manage the offering will be selected by the Company; provided that the lead managing underwriter(s) shall be reasonably acceptable to Tracinda.

          Upon receipt of such Registration Notice, the Company will, as promptly as practicable, prepare and file with the Securities and Exchange Commission (the "SEC") and use its reasonable efforts to cause to become effective promptly, and in any event within 90 days from its receipt of the Registration Notice a registration statement under the Securities Act for public sale in an underwritten public offering of the number of Registrable Securities specified in the Registration Notice; provided, however, that the
                                                   --------  -------
  Company shall be entitled to defer any such filing (y) which would result in
                                                      -
  an effective registration statement within six months of an underwritten offering by the Company of its equity securities for its own account or (z)
                                                                           -
  for a period of up to 180 days upon a determination by the Company's Board of Directors that the filing of a registration statement at such time would be detrimental to the Company due to the pendency of a material acquisition or financing or for other reasonable cause.

          (ii) Incidental Registration Rights.  In addition to the provisions
               ------------------------------
  contained in Section 3(b)(i), if the Company shall at any time after the date hereof seek to register under the Securities Act for sale to the public in an underwritten offering any of its equity securities and if the form of registration statement proposed to be used may be used for the registration of Registrable Securities, on each such occasion it shall promptly furnish Tracinda with prior written notice thereof. At the written request of Tracinda, given (y) at a time when Tracinda Beneficially Owns more than 5% of
                   -
  the outstanding Voting Securities and (z) within 5 days after the receipt of
                                         -
  such notice, to register any of Tracinda's Registrable Securities, the Company will cause such Registrable Securities, for which registration shall have been requested, to be included in such registration statement in an amount so as to permit the sale or other disposition by Tracinda as part of such underwritten public offering of such Registrable Securities as are registered, provided,
                                                                    --------
  that if the managing underwriter shall advise the Company in writing that, in its opinion, the number of securities requested and otherwise proposed to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of the offering, the Company will include in such registration to the extent of the number which the Company is so advised can be sold in such offering, first, the securities
                                                          -----
  the Company proposes to sell for its own account in such registration and second, the Registrable Securities of Tracinda that Tracinda requested to be
  ------
  included in such registration.

          (c) Expenses.  All expenses incurred by the Company in complying with
              --------
  Section 3(b) hereof, excluding all registration and filing fees but including printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees of the National Association of Securities Dealers, Inc., listing or quotation fees and fees of transfer agents and registrars, shall be borne in full by the Company. Tracinda shall be responsible for all registration and filing fees, underwriting commissions, transfer taxes, discounts and fees with respect to Registrable Securities and the fees and expenses of counsel and accountants for Tracinda.

          4.   Voting.  Tracinda agrees that, during the term of this Agreement,
               ------
  for so long as Tracinda Beneficially Owns any Voting Securities, Tracinda will
  (a) be present, in person or represented by proxy, at all shareholder meetings
   -
  of the Company so that all Voting Securities Beneficially Owned by Tracinda may be counted for the purpose of determining the presence of a quorum at such meetings and (b) vote or consent, or cause to be voted or a consent to be
                -
  given, with respect to all Voting Securities Beneficially Owned by Tracinda on all matters submitted to shareholders for a vote or consent in the same proportion as Voting Securities are voted by holders unaffiliated with Tracinda.

          5.   Standstill Provisions.  Tracinda agrees that it will not propose
               ---------------------
  the adoption at the Company's 1996 annual meeting of shareholders of any of the proposals contained in the proxy materials Tracinda has filed with the Securities and Exchange Commission (the "Commission")and that, on the date of this Agreement, it is notifying the Commission that it will not solicit proxies at such annual meeting. Tracinda further agrees that, during the term of this Agreement, without the Company's prior written consent, Tracinda will not:

       (a) acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, Beneficial Ownership of any Voting Securities, or direct or indirect rights to options to acquire (through purchase, exchange, conversion or otherwise) any Voting Securities, if, immediately after any such acquisition, Tracinda would Beneficially Own, in the aggregate, Voting Securities representing more than 13.75% of the outstanding Voting Securities;

       (b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the "1934 Act")) to vote any Voting Securities, seek to advise, encourage or influence any person or entity with respect to the voting of any Voting Securities, initiate or propose any shareholder proposal or induce or attempt to induce any other person to initiate any shareholder proposal;

       (c) make any statement or proposal, whether written or oral, to the Board of Directors of the Company, or to any director, officer or agent of the Company, or make any public announcement or proposal whatsoever with respect to a merger or other business combination, sale or transfer of assets, recapitalization, dividend, share repurchase, liquidation or other extraordinary corporate transaction with the Company or any other transaction which could result in a change of control, or solicit or encourage any other person to make any such statement or proposal;

       (d) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any securities of the Company, other than a group which Tracinda is a member of as of the date hereof;

       (e) deposit any Voting Securities into a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities other than this Agreement and any agreement with any trust or charitable trust or charitable foundation to which any Tracinda Shares are transferred in compliance with the provisions of this Agreement;

       (f) execute any written consent with respect to the Company, except in accordance with Section 4;

       (g) otherwise act, alone or in concert with others, to seek to exercise any control over the management, Board of Directors or policies of the Company;

       (h) make a public request to the Company (or its directors, officers, shareholders, employees or agents) to amend or waive any provisions of this Agreement, the Certificate of Incorporation or By-Laws of the Company or the Rights Agreement of the Company, including without limitation any public request to permit Tracinda or any other person to take any action in respect of the matters referred to in this Section 5;

       (i) take any action which might require the Company to make a public announcement regarding the possibility of any transaction referred to in paragraph (c) above or similar transaction or, advise, assist or encourage any other persons in connection with the foregoing; or

       (j) disclose any intention, plan or arrangement inconsistent with the foregoing;

     provided that nothing in this Section 5 shall prohibit any person who is
     --------
     serving as a director of the Company as contemplated by Section 8 of this Agreement from, solely in his or her capacity as such director, (a) taking any action or making any statement at any meeting of the Board of Directors or of any committee thereof; (b) making any statement to any director, officer or agent of the Company, or (c) making any statement or disclosure required under the federal securities laws or other applicable laws; and provided, further, that nothing in this Section 5 shall restrict any private communications between Tracinda and any person designated by Tracinda as a director, provided that all such communications by such person remain subject to the fiduciary duties of such person as a director.

          6.   Sales by Tracinda of Excess Shares. The Company will
               ----------------------------------
  periodically, and in any event within ten business days after the end of each calendar quarter, advise Tracinda of the number of shares of Voting Securities that are outstanding. If at the end of any such quarter Tracinda shall Beneficially Own more than 13.75% of such Voting Securities, Tracinda shall sell, transfer or otherwise dispose, to unaffiliated third parties during the immediately subsequent quarter (the "Subsequent Quarter"), and in a manner consistent with the provisions of Section 3 of this Agreement, its Beneficial Ownership of the number of Tracinda Shares by which its Beneficial Ownership position exceeded 13.75% of the outstanding Voting Securities, provided that
                                                                 --------
  Tracinda may instead, on one or more occasions, upon written notice to the Company, delivered to the Company not less than one-half hour before the close of trading on the largest principal national securities exchange on which such Voting Securities are listed for trading, sell up to such number of shares to the Company during the Subsequent Quarter, such sale to be effected on the date of such notice at a price per share in cash equal to the closing price reported on the date of such sale on the largest principal national securities exchange on which such Voting Securities are listed for trading, such purchase and provided, further, that Tracinda may, upon written notice to the Company,
      -----------------
  defer such sales for the minimum period of time and as to the minimum number of Tracinda Shares necessary so that Tracinda shall not have any liability to the Company under Section 16(b) of the Exchange Act.

          7.  Notification as to Certain Matters.  Tracinda shall notify the
              ----------------------------------
  Company of any change in Tracinda's Beneficial Ownership involving in the aggregate not less than 100,000 shares of Voting Securities not later than two business days after such change and from time to time, upon request, shall notify the Company of the number of shares of Voting Securities Beneficially Owned by Tracinda and of the names and addresses of all persons included in the definition of Tracinda hereunder, including, without limitation, affiliates to whom Tracinda Shares shall have been transferred in accordance with Section 3. The Company shall notify Tracinda from time to time, upon request, of the number of Voting Securities outstanding.

          8.   Board Representation.  (a) Mr. James D. Aljian is today being
               --------------------
  elected as a director of the Company and will be proposed by the Company's Governance Committee for election as a director at the 1996 Annual Meeting of Shareholders of the Company. Subject to its fiduciary duties, Chrysler's Board of Directors will nominate Mr. Aljian (or, if Mr. Aljian is unable or unwilling to serve, a successor as contemplated by this Section 8) for election at each meeting (or in each action by written consent in lieu of a meeting) of stockholders of the Company for the election of directors during the term of this Agreement so long as Tracinda Beneficially Owns more than 5% of the outstanding shares of Voting Securities.

          (b) If Mr. Aljian (or such a successor) is no longer a director of the Company as contemplated by paragraph (a) of this Section 8, Tracinda may propose to the Company as a nominee for election as a director of the Company a person who (i) has recognized standing in the business community, (ii) is not a former director, officer or employee of the Company and (iii) does not have a conflict of interest with the Company, in which event, with the Company's consent (such consent not to be unreasonably withheld), such person will be proposed to the Governance Committee; it being understood that the Company agrees that Mr. Kirk Kerkorian would be an acceptable Tracinda designee.

          (c) The Company will use its best efforts to cause Mr. Aljian or any such successor nominated as provided in this Section 8 to be elected by the stockholders of the Company and will solicit proxies in favor of Mr. Aljian or any such successor at each meeting (or in each action by written consent in lieu of a meeting) of stockholders of the Company.

          (d) If the Company does not accept a Tracinda designee as provided in paragraph (b) of this Section 8, the process set forth therein shall be repeated so long as reasonably appropriate to find a successor candidate acceptable to both Tracinda and the Company.

          (e) This Agreement shall terminate if one year elapses after Mr. Aljian or a successor is not a director of the Company (unless this occurs at a time when Tracinda Beneficially Owns less than 5% of Chrysler's outstanding Voting Securities), provided that (i) such period shall be six months if Mr.
                      --------
  Aljian or a successor is not a director after June 1, 2000 and (ii) this Agreement shall not terminate if the absence of a successor on the Company's Board of Directors results from Tracinda's failure to designate a potential successor as contemplated by this Section 8.

          9.  Specific Performance.  Each of Tracinda and the Company
              --------------------
  acknowledges that the other party would not have an adequate remedy at law for money damages if any of the covenants or agreements of the other party in this Agreement were not performed in accordance with its terms and therefore agrees that the other party shall be entitled to specific enforcement of such covenants or agreements and to injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          10. Notification of Restrictions.  Tracinda represents that all of the
              ----------------------------
  Tracinda Shares that are in certificated form have been pledged to financial institutions. Tracinda will, upon the signing of this Agreement, notify all such financial institutions and the appropriate custodians of all of the Tracinda Shares that are uncertificated of the transfer restrictions provided for in this Agreement. If in the future any Tracinda shares that are certificated are not pledged to financial institutions who have received notice of such transfer restrictions, the certificates for such shares shall be promptly delivered to the Company and the Company shall place the following legend thereon, which legend shall remain until such time as the securities represented by such certificates are transferred in accordance with the provisions of this Agreement:

          THESE SECURITIES ARE SUBJECT TO THE PROVISIONS OF AN AGREEMENT DATED FEBRUARY 8, 1996, BY AND AMONG THE ISSUER, TRACINDA CORPORATION AND KIRK KERKORIAN, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH.

          11.  Survival of Representations and Warranties. The representations,
               ------------------------------------------
  warranties, covenants and agreements contained in this Agreement shall survive the execution of this Agreement and any investigation at any time by Tracinda, the Company, or on behalf of either thereof.

          12.  Entire Agreement.  This Agreement, together with the other
               ----------------
  agreements of the parties of even date herewith, contains the entire understandings of the parties with respect to the subject matter of such agreements. This Agreement may not be amended except by a writing signed by the parties. Except as specifically provided herein, this Agreement is not assignable by either of the parties. This Agreement shall be binding upon the respective successors of the parties and upon transferees of Voting Securities who are affiliates or associates of Tracinda.

          13.  Severability.  If any terms, provision, covenant or restriction
               ------------
  of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restriction of this Agreement shall remain in full force and effect, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.

          14.  Notices.  Any notices and other communications required to be
               -------
  given pursuant to this Agreement shall be delivered by hand, by registered or certified mail, postage prepaid, return receipt requested, by private courier, by facsimile or by telex, as follows:

          If to the Company:

               Chrysler Corporation
               1000 Chrysler Drive
               Auburn Hills, Michigan 48326-2766
               Attention:  General Counsel
               Telecopier:  (810) 512-1772

          with copies to:

               Debevoise & Plimpton
               875 Third Avenue
               New York, New York  10022
               Attention:  Meredith M. Brown, Esq.
               Telecopier:  (212) 909-6836

          If to Tracinda Corporation or Kirk Kerkorian:

               Tracinda Corporation
               4835 Koval Lane
               Las Vegas, Nevada  89109
               Attention:  Secretary
               Telecopier: (702) 737-1177

          with copies to:

               Fried, Frank, Harris, Shriver & Jacobson
               One New York Plaza
               New York, New York  10005
               Attention:  Stephen Fraidin, Esq.
               Telecopier: (212) 859-6140

          16.  Term.  This Agreement shall expire on the earlier of (i) the
               ----
  fifth anniversary of the date hereof and (ii) the date provided in Section 8 hereof.

          16.  Governing Law, etc.  This Agreement shall be governed by and
               ------------------
  construed in accordance with the laws of the State of Delaware. This Agreement may be executed in one or more counterparts, which together will constitute a single agreement.

          If you are in agreement with the foregoing, please sign the accompanying copy of this letter and return it to the Company, whereupon this letter shall be a binding agreement between you and the Company.

                                        Very truly yours,

                                        TRACINDA CORPORATION



                                        By:_________________________
                                           Name:
                                           Title:

                                        KIRK KERKORIAN



                                        ---------------------------



  Accepted and agreed as of
  the date first written above:

  CHRYSLER CORPORATION



  By:___________________________
     Name:
     Title: